Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned Subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

March 31, 2013

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

March 31, 2013

Assured Guaranty Re Ltd.

Consolidated Balance Sheets (unaudited)

(dollars in millions except per share and share amounts)

	As of March 31, 2013	As of December 31, 2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,075 and $2,023)	$2,227	$2,191
Short-term investments, at fair value	78	169
Total investment portfolio	2,305	2,360
Loan receivable from affiliate	90	90
Cash	10	20
Premiums receivable, net of ceding commissions payable	228	244
Ceded unearned premium reserve	1	1
Deferred acquisition costs	319	330
Reinsurance recoverable on unpaid losses	1	1
Salvage and subrogation recoverable	30	30
Credit derivative assets	14	9
Deferred tax asset, net	1	3
Other assets	70	62
Total assets	$3,069	$3,150
Liabilities and shareholder’s equity
Unearned premium reserve	$1,135	$1,177
Loss and loss adjustment expense reserve	227	240
Reinsurance balances payable, net	11	7
Credit derivative liabilities	490	389
Other liabilities	19	35
Total liabilities	1,882	1,848
Commitments and contingencies (See Note 13)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2013 and 2012)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2013 and 2012)	1	1
Additional paid-in capital	857	857
Retained earnings	183	283
Accumulated other comprehensive income, net of tax of $6 and $7	146	161
Total shareholder’s equity	1,187	1,302
Total liabilities and shareholder’s equity	$3,069	$3,150
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in millions)

	Three Months Ended March 31,
	2013	2012
Revenues
Net earned premiums	$49	$34
Net investment income	20	22
Net realized investment gains (losses):
Other-than-temporary impairment losses	0	0
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	—
Other net realized investment gains (losses)	2	2
Net realized investment gains (losses)	2	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	8	(4)
Net unrealized gains (losses)	(111)	(132)
Net change in fair value of credit derivatives	(103)	(136)
Other income	(2)	4
Total revenues	(34)	(74)
Expenses
Loss and loss adjustment expenses	0	39
Amortization of deferred acquisition costs	14	8
Other operating expenses	5	5
Total expenses	19	52
Income (loss) before income taxes	(53)	(126)
Provision (benefit) for income taxes
Current	4	—
Deferred	3	(2)
Provision (benefit) for income taxes	7	(2)
Net income (loss)	$(60)	$(124)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended March 31,
	2013	2012
Net income (loss)	$(60)	$(124)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit)	(13)	8
Investments with other-than-temporary impairment, net of tax	0	(1)
Unrealized holding gains (losses) arising during the period, net of tax	(13)	7
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit)	2	1
Other comprehensive income (loss)	(15)	6
Comprehensive income (loss)	$(75)	$(118)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statement of Shareholder’s Equity (unaudited)

For the Three Months Ended March 31, 2013

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance, December 31, 2012	$—	$1	$857	$283	$161	$1,302
Net loss	—	—	—	(60)	—	(60)
Dividends	—	—	—	(40)	—	(40)
Other comprehensive loss	—	—	—	—	(15)	(15)
Balance, March 31, 2013	$—	$1	$857	$183	$146	$1,187

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Three Months Ended March 31,
	2013	2012
Net cash flows provided by operating activities	$2	$7
Investing activities
Fixed maturity securities:
Purchases	(185)	(171)
Sales	61	106
Maturities	61	85
Net sales (purchases) of short-term investments	91	(1)
Net cash flows provided by investing activities	28	19
Financing activities
Dividends paid	(40)	(30)
Net cash flows provided by (used in) financing activities	(40)	(30)
Effect of exchange rate changes	0	0
Increase (decrease) in cash	(10)	(4)
Cash at beginning of period	20	22
Cash at end of period	$10	$18
Supplemental cash flow information
Cash paid during the period for:
Income taxes	$2	$2

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2013

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (“AG Re” or, together with its subsidiaries, the “Company”) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (“AGOUS”), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (“AGRO”). AG Re and AGRO primarily underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. AGRO owns Assured Guaranty Mortgage Insurance Company (“AGMIC”), a New York corporation that had historically provided mortgage guaranty insurance and reinsurance.

AG Re is wholly owned by Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. The Company’s affiliates Assured Guaranty Corp. (“AGC”) and Assured Guaranty Municipal Corp. (“AGM” and, together with AGC, the “affiliated ceding companies”) account for the majority of all new business written by the Company in 2013 and 2012.

The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss reinsurance treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall and the Company, as reinsurer, is required under the reinsurance agreement to pay its assumed share of such principal or interest shortfall. Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company also includes within structured finance obligations other specialized financial obligations.

Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the guarantor’s obligation to make loss payments are similar to those for financial guaranty insurance contracts and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents, with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are primarily comprised of assumed credit default swaps (“CDS”). The Company’s affiliated ceding companies' credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of March 31, 2013 and cover the three-month period ended March 31, 2013 (“First Quarter 2013”) and the three-month period ended March 31, 2012 (“First Quarter 2012”). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.
The unaudited interim consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.
These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements included as Exhibit 99.1 in AGL’s Form 8-K dated May 17, 2013, furnished to the U.S. Securities and Exchange Commission (the “SEC”).

2.    Business Changes and Accounting Developments

Summarized below are updates of the most significant recent events that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.

Rating Actions

The financial strength ratings of a reinsurer have been an important competitive factor in the financial guaranty reinsurance market. Historically, such ratings have affected the amount of credit that the rating agencies have allowed an unaffiliated ceding company for the reinsurance, and therefore the ratings of a reinsurer were relevant to a ceding company's ability to manage its capital for rating agency purposes. The financial strength rating of a reinsurer also could determine whether companies that have ceded business to it have the right to recapture such business, along with assets representing statutory unearned premium and loss reserves, plus in certain cases to receive an additional ceding commission, associated with that business.

In the case of the Company, in the last several years, Standard and Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have downgraded the financial strength ratings of AG Re and its insurance subsidiaries. On January 17, 2013, Moody’s downgraded the Insurance Financial Strength (“IFS”) rating of AG Re to Baa1 from A1. While the outlook for the ratings from S&P and Moody's is stable, there can be no assurance that S&P and Moody's will not take further action on the Company’s ratings. Despite the downgrades in the Company's financial strength ratings in recent years, because its ratings remain higher than those of most of the companies that have ceded business to it, the Company believes that such ceding companies have not experienced a material loss of credit (if any).

Based on the Company's current ratings and subject to the terms of the particular reinsurance agreements, third party ceding companies may have the right to recapture assumed business ceded to AG Re, and assets representing substantially all of the statutory unearned premium (net of ceding commissions) and loss reserves (if any), plus in certain cases to receive an additional ceding commission, associated with that business. As of March 31, 2013, AG Re had posted $323 million of collateral in trust accounts for the benefit of third party ceding companies to secure its obligations under its reinsurance agreements, excluding contingency reserves. On February 14, 2013, AG Re posted an additional $27 million of collateral due to the January 2013 downgrade by Moody's Investors Service, Inc. of its financial strength rating to Baa1. At March 31, 2013, the amount of additional ceding commission for AG Re was $8 million.

The Company manages its business with the goal of achieving high financial strength ratings. If the financial strength ratings of the Company were reduced below current levels, the Company expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance and reinsurance, and consequently, a further downgrade could harm the Company’s new business production and results of operations in a material respect. For a discussion of the effect of rating actions on the Company, see the following:

•	Note 5, Expected Loss to be Paid

•	Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 12, Reinsurance and Other Monoline Exposures

Accounting Changes

In 2013, the Company expanded Note 15, Other Comprehensive Income, upon adoption of new guidance.

Significant Transactions

On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving Assured Guaranty's claims and liabilities related to specified residential mortgage-backed securities ("RMBS") transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Some of the exposure covered by the aforementioned agreement was assumed by AG Re. See Note 5, Expected Loss to be Paid.

3.	Outstanding Exposure

The Company’s direct and assumed financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012
	(in millions)
Public finance	$178,247	$184,212	$178,247	$184,212
Structured finance	15,647	17,031	15,609	16,994
Total financial guaranty	$193,894	$201,243	$193,856	$201,206

In addition to the amounts shown in the table above, the Company’s net mortgage guaranty insurance in force was approximately $149 million as of March 31, 2013. The net mortgage guaranty insurance in force is assumed excess of loss business written between 2004 and 2006 and comprises $135 million covering loans originated in Ireland and $14 million covering loans originated in the United Kingdom ("U.K.").

Unless otherwise noted, ratings disclosed herein on Assured Guaranty's insured portfolio reflect Assured Guaranty's internal ratings. Assured Guaranty's ratings scale is similar to that used by the nationally recognized statistical rating organizations; however, the ratings in these financial statements may not be the same as those assigned by any such rating agency. For example, the super senior category, which is not generally used by rating agencies, is used by Assured Guaranty in instances where Assured Guaranty's AAA-rated exposure on its internal rating scale (which does not take into account Assured Guaranty's financial guaranty) has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to Assured Guaranty's exposure or (2) Assured Guaranty's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes Assured Guaranty's attachment point to be materially above the AAA attachment point.

Financial Guaranty Portfolio by Internal Rating
As of March 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$367	3.6%	$929	8.9%	$376	10.5%	1,672	1.4%
AAA	735	0.7	72	0.7	2,591	25.0	1,058	29.6	4,456	3.6
AA	32,211	32.5	607	5.9	1,466	14.1	115	3.2	34,399	27.9
A	53,448	53.9	2,498	24.2	1,822	17.5	420	11.8	58,188	47.1
BBB	11,081	11.2	6,318	61.4	1,257	12.1	748	21.0	19,404	15.7
Below-investment grade (“BIG”)	1,729	1.7	429	4.2	2,323	22.4	854	23.9	5,335	4.3
Total net par outstanding	$99,204	100.0%	$10,291	100.0%	$10,388	100.0%	3,571	100.0%	$123,454	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2012

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	—	—%	$390	3.5%	$977	9.0%	$432	11.2%	$1,799	1.4%
AAA	844	0.8	72	0.7	2,780	25.7	1,201	31.1	4,897	3.9
AA	33,172	32.8	655	5.9	1,306	12.1	120	3.1	35,253	27.8
A	53,920	53.3	2,627	23.7	2,030	18.7	477	12.3	59,054	46.6
BBB	11,443	11.4	6,853	61.9	1,326	12.2	775	20.0	20,397	16.0
BIG	1,691	1.7	478	4.3	2,412	22.3	861	22.3	5,442	4.3
Total net par outstanding	$101,070	100.0%	$11,075	100.0%	$10,831	100.0%	$3,866	100.0%	$126,842	100.0%

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized, or expected to be collateralized, by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where it believes heightened uncertainties exist are: Greece, Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). The Company is closely monitoring its exposures in Selected European Countries where it believes heightened uncertainties exist. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

Net Economic Exposure to Selected European Countries(1)
March 31, 2013

	Greece	Hungary	Ireland	Italy	Portugal	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Public finance	$—	$—	$—	$174	$12	$46	$232
Infrastructure finance	—	76	6	24	35	4	145
Sub-total	—	76	6	198	47	50	377
Non-sovereign exposure:	—
Regulated utilities	—	—	—	89	—	1	90
RMBS	—	6	135	18	—	—	159
Commercial receivables	—	1	3	20	3	1	28
Pooled corporate	6	—	28	38	1	102	175
Sub-total	6	7	166	165	4	104	452
Total	$6	$83	$172	$363	$51	$154	$829
Total BIG	$—	$73	$0	$—	$24	$46	$143
____________________

(1)
While the Company’s exposures are shown in U.S. dollars, the obligations the Company reinsures are in various currencies, including U.S. dollars, Euros and British pounds sterling. Included in the table above is $135 million of reinsurance assumed on a 2004 - 2006 pool of Irish residential mortgages that is part of the Company’s remaining legacy mortgage reinsurance business. One of the residential mortgage-backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)	See Note 5, Expected Loss to be Paid.

When a primary insurer affiliated with the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. A primary insurer affiliated with the Company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. The Company relies upon geographic information provided by the primary insurer.

The Company has included in the exposure tables above its indirect economic exposure to the Selected European Countries through reinsurance it provides on (a) pooled corporate and (b) commercial receivables transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. In most instances, the trustees and/or servicers for such transactions provide reports that identify the domicile of the underlying obligors in the pool to the primary insurer (and such company relies on such reports). The primary insurers affiliated with the Company have reviewed transactions through which they believe they may have indirect exposure to the Selected European Countries that is material to the transaction and the Company has included in the tables above the proportion of the insured par equal to the proportion of obligors so identified by its affiliated primary insurers as being domiciled in a Selected European Country. The Company may also have indirect exposures to Selected European Countries in business assumed from unaffiliated monoline insurance companies. However, unaffiliated primary insurers generally do not provide such information to the Company.

The Company no longer reinsures any sovereign bonds of the Selected European Countries. The exposure shown in the “Public Finance Category” is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

The Company understands that Moody's recently had undertaken a review of redenomination risk in selected countries in the Eurozone, including some of the Selected European Countries. No redenomination from the Euro to another currency has yet occurred and it may never occur. Therefore, it is not possible to be certain at this point how a redenomination of an issuer’s obligations might be implemented in the future and, in particular, whether any redenomination would extend to the Company's obligations under a related financial guarantee.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's insured credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company's credit rating of the transactions are used. The Company models most assumed RMBS credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 5, Expected Loss to be Paid). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects “lifetime losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it ultimately will have reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for recording of reserves for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The three BIG categories are:

•
BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.

•
BIG Category 2: Below-investment-grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•
BIG Category 3: Below-investment-grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of March 31, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$6	$85	$7	$98	$150	0.1%
Alt-A first lien	28	354	269	651	807	0.5
Option ARM	12	55	31	98	143	0.1
Subprime	19	52	90	161	881	0.1
Second lien U.S. RMBS:
Closed end second lien	—	6	18	24	37	0.0
Home equity lines of credit (“HELOCs”)	1	12	324	337	376	0.3
Total U.S. RMBS	66	564	739	1,369	2,394	1.1
Trust preferred securities (“TruPS”)	361	—	233	594	1,338	0.5
Other structured finance	279	46	889	1,214	10,227	1.0
U.S. public finance	1,247	237	245	1,729	99,204	1.4
Non-U.S. public finance	176	253	—	429	10,291	0.3
Total	$2,129	$1,100	$2,106	$5,335	$123,454	4.3%

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of December 31, 2012

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$13	$81	7	$101	$155	0.1%
Alt-A first lien	25	370	280	675	836	0.5
Option ARM	12	66	27	105	152	0.1
Subprime	17	51	93	161	916	0.1
Second lien U.S. RMBS:
Closed end second lien	—	7	18	25	39	0.0
HELOCs	16	—	335	351	392	0.3
Total U.S. RMBS	83	575	760	1,418	2,490	1.1
TruPS	369	—	236	605	1,389	0.5
Other structured finance	286	53	911	1,250	10,818	1.0
U.S. public finance	1,073	239	379	1,691	101,070	1.3
Non-U.S. public finance	478	0	—	478	11,075	0.4
Total	$2,289	$867	$2,286	$5,442	$126,842	4.3%

Below Investment Grade Credits
By Category
As of March 31, 2013

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,831	$298	$2,129	79	29	108
Category 2	541	559	1,100	44	26	70
Category 3	1,596	510	2,106	110	22	132
Total BIG	$3,968	$1,367	$5,335	233	77	310

Below Investment Grade Credits
By Category
As of December 31, 2012

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,861	$428	$2,289	87	28	115
Category 2	378	489	867	40	28	68
Category 3	1,763	523	2,286	109	25	134
Total BIG	$4,002	$1,440	$5,442	236	81	317
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives for a discussion of credit derivative revenues.

Net Earned Premiums

	First Quarter
	2013	2012
	(in millions)
Scheduled net earned premiums	$25	$23
Acceleration of premium earnings	22	8
Accretion of discount on net premiums receivable	2	2
Total financial guaranty	49	33
Other	0	1
Total net earned premiums	$49	$34

Net Unearned Premium Revenue Roll Forward

	First Quarter
	2013	2012
	(in millions)
Balance, beginning of period	$1,176	$1,243
Premium written, net	6	22
Net premium earned, excluding accretion	(47)	(31)
Change in expected premium	(1)	5
Balance, end of period	$1,134	$1,239

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	First Quarter
	2013	2012
	(in millions)
Balance, beginning of period	$244	$273
Premium written, net	4	16
Premium payments received, net	(18)	(27)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	(1)	4
Accretion of discount	2	2
Foreign exchange translation	(3)	1
Balance, end of period	$228	$269

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 23% of installment premiums at March 31, 2013 and December 31, 2012, respectively, are denominated in currencies other than the U.S. dollar, primarily Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

March 31, 2013
(in millions)
2013 (April 1 - June 30)	$17
2013 (July 1 - September 30)	6
2013 (October 1 - December 31)	8
2014	27
2015	23
2016	19
2017	18
2018-2022	72
2023-2027	48
2028-2032	33
After 2032	34
Total	$305

Scheduled Net Earned Premiums
Financial Guaranty Insurance Contracts

As of March 31, 2013
(in millions)
2013 (April 1 - June 30)	$25
2013 (July 1 - September 30)	25
2013 (October 1–December 31)	25
Subtotal 2013	75
2014	94
2015	83
2016	78
2017	72
2018 - 2022	297
2023 - 2027	198
2028 - 2032	124
After 2032	106
Total present value basis	1,127
Discount	85
Total future value	$1,212

Selected Information for Policies Paid in Installments

	As of March 31, 2013	As of December 31, 2012
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$228	$244
Gross unearned premium reserve	309	318
Weighted‑average risk-free rate used to discount premiums	3.6%	3.5%
Weighted‑average period of premiums receivable (in years)	9.3	9.3

5.    Expected Loss to be Paid

Accounting Models:

The following provides a summarized description of two accounting models required under GAAP for each type of contract, with references to additional information provided throughout this report. The two models are insurance and derivative. This note provides information regarding expected claim payments to be made under all insured contracts regardless of form of execution.

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and loss adjustment expenses ("LAE") reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected losses that have not yet been expensed but will be expensed in future periods. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods as unearned premium reserve amortizes into income. See Note 6, Financial Guaranty Insurance Losses.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. Expected loss to be paid is an important measure used by management to analyze the net economic loss on credit derivatives. The fair value recorded on the balance sheet represents an exit price in a hypothetical market. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 7, Fair Value Measurement and Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

 Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (i.e. excess spread on the underlying collateral, and estimated and contractual recoveries for breaches of representations and warranties), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in expected loss to be paid attributable to all factors other than loss and LAE payments. It includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Loss Mitigation

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies and other contractual rights to mitigate losses such as: recoveries for breaches of representations and warranties, and purchases of insured debt obligations. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company. In circumstances where the Company has acquired its own insured obligations that have expected losses, either as part of loss mitigation strategy, expected loss to be paid is reduced by the proportionate share of the insured obligation that was purchased. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance, is treated as a paid loss. Assets that are purchased or put to the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance or credit derivative contract. See Note 9, Investments and Cash and Note 7, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committee for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions, or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committee reviews and refreshes the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance or credit derivatives, by sector before and after the benefit for contractual and expected breaches of representations and warranties ("R&W"). The Company used weighted average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 3.72% as of March 31, 2013 and 0.0% to 3.28% as of December 31, 2012.

Net Expected Loss to be Paid,
Before Recoveries for Breaches of R&W
Roll Forward by Sector
First Quarter 2013

	Net Expected Loss to be Paid as of December 31, 2012(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of March 31, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$3	$1	$—	$4
Alt-A first lien	89	—	(3)	86
Option ARM	17	(1)	(4)	12
Subprime	17	3	(1)	19
Total first lien	126	3	(8)	121
Second lien:
Closed end second lien	7	2	—	9
HELOCs	22	(4)	(2)	16
Total second lien	29	(2)	(2)	25
Total U.S. RMBS	155	1	(10)	146
TruPS	7	(1)	—	6
Other structured finance	170	(6)	(1)	163
U.S. public finance	43	(1)	(6)	36
Non-U.S. public finance	9	4	—	13
Other	(3)	(10)	—	(13)
Total	$381	$(13)	$(17)	$351

Net Expected Loss to be Paid,
Before Recoveries for Breaches of R&W
Roll Forward by Sector
First Quarter 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of March 31, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$1	$—	$3
Alt-A first lien	97	6	(6)	97
Option ARM	33	(1)	(2)	30
Subprime	19	3	(1)	21
Total first lien	151	9	(9)	151
Second lien:
Closed end second lien	11	(1)	(1)	9
HELOCs	37	4	(10)	31
Total second lien	48	3	(11)	40
Total U.S. RMBS	199	12	(20)	191
TruPS	16	(2)	—	14
Other structured finance	170	(15)	(1)	154
U.S. public finance	30	5	(1)	34
Non-U.S. public finance	8	41	9	58
Other	2	—	—	2
Total	$425	$41	$(13)	$453
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes expected LAE to be paid for mitigating claim liabilities of $7 million as of March 31, 2013 and $9 million as of December 31, 2012. The Company paid $3 million and $1 million in LAE for the years ended March 31, 2013 and 2012, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
First Quarter 2013

	Future Net R&W Benefit as of December 31, 2012(2)	R&W Development and Accretion of Discount During First Quarter 2013	R&W Recovered During First Quarter 2013(1)	Future Net R&W Benefit as of March 31, 2013(2)
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	59	(2)	(1)	56
Option ARM	13	1	(1)	13
Subprime	1	—	—	1
Total first lien	75	(1)	(2)	72
Second lien:
Closed end second lien	4	—	—	4
HELOC	7	—	—	7
Total second lien	11	—	—	11
Total	$86	$(1)	$(2)	$83

Net Expected Recoveries from
Breaches of R&W Rollforward
First Quarter 2012

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During First Quarter 2012	R&W Recovered During First Quarter 2012	Future Net R&W Benefit as of March 31, 2012
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$1	$1	$—	$2
Alt-A first lien	54	3	—	57
Option ARM	21	(2)	—	19
Subprime	1	—	—	1
Total first lien	77	2	—	79
Second lien:
Closed end second lien	17	(1)	—	16
HELOC	13	1	(6)	8
Total second lien	30	—	(6)	24
Total	$107	$2	$(6)	$103
____________________

(1)	Gross amounts recovered were $2 million and $6 million for First Quarter 2013 and 2012, respectively.

(2)	Includes excess spread that the Company will receive as salvage as a result of a settlement agreement with a R&W provider.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
First Quarter 2013

	Net Expected Loss to be Paid as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of March 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$1	$—	$2
Alt-A first lien	30	2	(2)	30
Option ARM	4	(2)	(3)	(1)
Subprime	16	3	(1)	18
Total first lien	51	4	(6)	49
Second lien:
Closed end second lien	3	2	—	5
HELOCs	15	(4)	(2)	9
Total second lien	18	(2)	(2)	14
Total U.S. RMBS	69	2	(8)	63
TruPS	7	(1)	—	6
Other structured finance	170	(6)	(1)	163
U.S. public finance	43	(1)	(6)	36
Non-U.S. public finance	9	4	—	13
Other	(3)	(10)	—	(13)
Total	$295	$(12)	$(15)	$268

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
First Quarter 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of March 31, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	43	3	(6)	40
Option ARM	12	1	(2)	11
Subprime	18	3	(1)	20
Total first lien	74	7	(9)	72
Second lien:
Closed end second lien	(6)	—	(1)	(7)
HELOCs	24	3	(4)	23
Total second lien	18	3	(5)	16
Total U.S. RMBS	92	10	(14)	88
TruPS	16	(2)	—	14
Other structured finance	170	(15)	(1)	154
U.S. public finance	30	5	(1)	34
Non-U.S. public finance	8	41	9	58
Other	2	—	—	2
Total	$318	$39	$(7)	$350
 ____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of March 31, 2013

	Financial Guaranty Insurance	Credit Derivatives	Total
	(in millions)
US RMBS:
First lien:
Prime first lien	$1	$1	$2
Alt-A first lien	9	21	30
Option ARM	(2)	1	(1)
Subprime	5	13	18
Total first lien	13	36	49
Second Lien:
Closed-end second lien	5	—	5
HELOCs	9	—	9
Total second lien	14	—	14
Total U.S. RMBS	27	36	63
TruPS	0	6	6
Other structured finance	148	15	163
U.S. public finance	36	—	36
Non-U.S. public finance	13	—	13
Subtotal	$224	$57	281
Other			(13)
Total			$268

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2012

	Financial Guaranty Insurance	Credit Derivatives	Total
	(in millions)
US RMBS:
First lien:
Prime first lien	$1	$—	$1
Alt-A first lien	9	21	30
Option ARM	1	3	4
Subprime	4	12	16
Total first lien	15	36	51
Second Lien:
Closed-end second lien	3	—	3
HELOCs	15	—	15
Total second lien	18	—	18
Total U.S. RMBS	33	36	69
TruPS	0	7	7
Other structured finance	156	14	170
U.S. public finance	43	—	43
Non-U.S. public finance	9	—	9
Subtotal	$241	$57	298
Other			(3)
Total			$295

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
First Quarter 2013

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
US RMBS:
First lien:
Prime first lien	$—	$1	$1
Alt-A first lien	1	1	2
Option ARM	—	(2)	(2)
Subprime	1	2	3
Total first lien	2	2	4
Second Lien:
Closed-end second lien	2	—	2
HELOCs	(4)	—	(4)
Total second lien	(2)	—	(2)
Total U.S. RMBS	—	2	2
TruPS	—	(1)	(1)
Other structured finance	(7)	1	(6)
U.S. public finance	(1)	—	(1)
Non-U.S. public finance	4	—	4
Subtotal	$(4)	$2	(2)
Other			(10)
Total			$(12)

Net Economic Loss Development
By Accounting Model
First Quarter 2012

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
US RMBS:
First lien:
Prime first lien	$—	$—	$—
Alt-A first lien	(2)	5	3
Option ARM	2	(1)	1
Subprime	—	3	3
Total first lien	—	7	7
Second Lien:
Closed-end second lien	—	—	—
HELOCs	3	—	3
Total second lien	3	—	3
Total U.S. RMBS	3	7	10
TruPS	(1)	(1)	(2)
Other structured finance	(15)	—	(15)
U.S. public finance	5	—	5
Non-U.S. public finance	41	—	41
Subtotal	$33	$6	39
Other			—
Total			$39
____________________
(1)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. The majority of U.S. RMBS losses before R&W benefit are assumed from the affiliated ceding companies. For transactions where the affiliated ceding company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The affiliated ceding companies project loss severities by sector based on the experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien” and “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime.”

The affiliated ceding companies are in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the affiliated ceding companies already have access to the underlying mortgage loan files. Where the affiliated ceding company has an agreement with an R&W provider or where the affiliated ceding company is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. In second lien RMBS transactions where there is no agreement or advanced discussions, this credit is based on a percentage of actual repurchase rates achieved across those transactions where material repurchases have been made. In certain scenarios included in the probability weighted R&W estimates for first lien RMBS transactions where there is no agreement or advanced discussions, this credit is estimated by reducing collateral losses projected by the affiliated ceding companies to reflect a percentage of the recoveries the affiliated ceding companies believe they will achieve, based on a percentage of actual repurchase rates achieved or based on the amounts the affiliated ceding companies largest settlements to date. The first lien approach is different from the second lien approach because the Company’s first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses generally increases the R&W credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below. While the Company has sufficient information to project losses on most U.S. RMBS it has assumed from unaffiliated ceding companies, it does not establish a credit or reduce projected claim payments for R&W for these transactions. Also, it relies on unaffiliated ceding companies for rating estimates on a small number of U.S. RMBS and loss projections on a small number of U.S. RMBS, for which it has insufficient information to independently project performance. Expected loss on U.S. RMBS, before consideration of the R&W benefit, was $146 million and $155 million as of March 31, 2013 and December 31, 2012, respectively, of which $138 million and $142 million, respectively, was from affiliated ceding companies.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company's RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices, results from the Company's loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management's view of future performance.

First Quarter 2013 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will eventually improve. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend. Based on such observations, the Company chose to use essentially the same assumptions and scenarios to project

RMBS loss as of March 31, 2013 as it used as of December 31, 2012 and as of December 31, 2011, except that, as compared to December 31, 2011:

•	in its most optimistic scenario, it reduced by three months the period it assumed it would take the mortgage market to recover; and

•	in its most pessimistic scenario, it increased by three months the period it assumed it would take the mortgage market to recover.

The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of March 31, 2013 as at December 31, 2012 and December 31, 2011 was consistent with its view at March 31, 2013 that the housing and mortgage market recovery is occurring at a slower pace than it anticipated at December 31, 2012 or December 31, 2011. The Company's changes during 2012 to the period it would take the mortgage market to recover in its most optimistic scenario and its most pessimistic scenario resulted in a wider range of possibilities for the speed of the recovery. Since the Company's projections for each RMBS transaction are based on the delinquency performance of the loans in that individual RMBS transaction, improvement or deterioration in that aspect of a transaction's performance impacts the projections for that transaction. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under "– U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien" and " – U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime".

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien

The Company reinsures two types of second lien RMBS: those secured by HELOCs and those secured by closed end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed end second lien. Second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral.

The delinquency performance of HELOC and closed end second lien exposures included in transactions reinsured by the Company began to deteriorate in 2007, and such transactions continue to perform below the Company’s original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historically high levels, in many second lien RMBS projected losses now exceed those structural protections.

The Company believes the primary variables affecting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W (or agreements with R&W providers related to such obligations). Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as conditional prepayment rate ("CPR") of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of March 31, 2013	As of December 31, 2012
Plateau CDR	0.5% - 19.2%	0.2% - 15.9%
Final CDR trended down to	0.4% - 3.2%	0.4% - 3.2%
Expected period until final CDR	36 months	36 months
Initial CPR	1.1% - 34.2%	1.1% - 27.1%
Final CPR	10%	10%
Loss severity	98%	98%
Initial draw rate	0.0% - 9.0%	0.0% - 4.8%

Closed end second lien key assumptions	As of March 31, 2013	As of December 31, 2012
Plateau CDR	6.7% - 18.6%	7.3% - 20.7%
Final CDR trended down to	3.4% - 9.1%	3.4% - 9.1%
Expected period until final CDR	36 months	36 months
Initial CPR	0.9% - 13.4%	1.4% - 12.5%
Final CPR	10%	10%
Loss severity	98%	98%
_____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

As of March 31, 2013, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. In the base case scenario, the time over which the CDR trends down to its final CDR is 30 months. Therefore, the total stress period for second lien transactions is 36 months, comprising five months of delinquent data, a one month plateau period and 30 months of decrease to the steady state CDR. This is the same as December 31, 2012 and March 31, 2012. The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as December 31, 2012.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the CDR and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial

CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the affiliated ceding companies modeled the CPR at December 31, 2012 and March 31, 2012. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to a final draw rate over a period of three months. The final draw rates were assumed to range from 0.0% to 4.5%.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR, The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of March 31, 2013, the Company’s base case assumed a one month CDR plateau and a 30 month ramp-down (for a total stress period of 36 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of December 31, 2012. Increasing the CDR plateau to four months and increasing the ramp-down by three months to 33-months for a total stress period of 42 months would increase the expected loss by approximately $5 million for HELOC transactions and $1 million for closed end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to a 21 months for a total stress period of 27 months would decrease the expected loss by approximately $5 million for HELOC transactions and $1 million for closed end second lien transactions. The length of the total stress period the Company used in its pessimistic scenario March 31, 2013 was the same as it used at December 31, 2012 but three months longer than the total stress period it used at March 31, 2012. On the other hand, the total stress period the Company used in its optimistic scenario at March 31, 2013 was the same as it used at December 31, 2012 but three months shorter than the total stress period it used at March 31, 2012.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one to four family homes supporting the transactions. The collateral supporting “subprime RMBS” transactions consists of first-lien residential mortgage loans made to subprime borrowers. A “subprime borrower” is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as “Alt-A first lien.” The collateral supporting such transactions consists of first-lien residential mortgage loans made to “prime” quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to amortize the loan negatively (i.e., increase the amount of principal owed), the transaction is referred to as an “Option ARM.” Finally, transactions may be composed primarily of loans made to prime borrowers. First lien RMBS sometimes include a portion of loan collateral that differs in priority from the majority of the collateral.

The performance of the Company’s first lien RMBS exposures began to deteriorate in 2007 and such transactions continue to perform below the Company’s original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefited from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company arrived at its liquidation rates based on data purchased from a third party and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The Company projects these liquidations to occur over two years. For both year-end 2012 and year-

end 2011 the Company reviewed the data supplied by the third-party provider. Based on its review of that data, the Company maintained the same liquidation assumptions at December 31, 2012 as it had used at December 31, 2011. The following table shows liquidation assumptions for various delinquency categories.

First Lien Liquidation Rates

	March 31, 2013	December 31, 2012
30 – 59 Days Delinquent
Alt-A and Prime	35%	35%
Option ARM	50	50
Subprime	30	30
60 – 89 Days Delinquent
Alt-A and Prime	55	55
Option ARM	65	65
Subprime	45	45
90+ Days Delinquent
Alt-A and Prime	65	65
Option ARM	75	75
Subprime	60	60
Bankruptcy
Alt-A and Prime	55	55
Option ARM	70	70
Subprime	50	50
Foreclosure
Alt-A and Prime	85	85
Option ARM	85	85
Subprime	80	80
Real Estate Owned (REO)
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 24-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the affiliated ceding companies’ methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 24 month period represent defaults attributable to borrowers that are currently performing. The CDR trend the Company used in its base case for March 31, 2013 was the same as it used for December 31, 2012 and December 31, 2011.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels and the Company is assuming that these high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. The Company’s loss severity assumptions for March 31, 2013 were the same as it used for December 31, 2012 and March 31, 2012. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in March 2014, and in the base case scenario, decline over two years to 40%.

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of March 31, 2013	As of December 31, 2012
Alt-A First Lien
Plateau CDR	2.6% - 22.6%	2.5% - 23.2%
Intermediate CDR	0.5% - 4.5%	0.5% - 4.6%
Final CDR	0.1% - 1.1%	0.1% - 1.2%
Initial loss severity	65%	65%
Initial CPR	0.4% - 39.6%	0.0% - 39.4%
Final CPR	15%	15%
Option ARM
Plateau CDR	6.4% - 25.2%	7.0% - 26.1%
Intermediate CDR	1.3% - 5.0%	1.4% - 5.2%
Final CDR	0.3% - 1.3%	0.4% - 1.3%
Initial loss severity	65%	65%
Initial CPR	0.2% - 10.6%	0.0% - 10.7%
Final CPR	15%	15%
Subprime
Plateau CDR	4.5% - 34.8%	4.7% - 41.6%
Intermediate CDR	0.9% - 7.0%	0.9% - 8.3%
Final CDR	0.2% - 1.7%	0.2% - 2.1%
Initial loss severity	90%	90%
Initial CDR	0.0% - 13.4%	0.0% - 12.0%
Final CPR	15%	15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case").

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those it used for December 31, 2012 and March 31, 2012.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of March 31, 2013. For March 31, 2013 the Company used the same five scenarios and weightings as it used for December 31, 2012 and December 31, 2011 except that for March 31, 2013 it assumed in the most stressful scenario that the recovery would occur three months more slowly and in the most optimistic scenario that it would occur three months more quickly than it had assumed would be the case for December 31, 2011. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $14 million for Alt-A first liens, $2 million for Option ARM, $7 million for subprime and $1 million for prime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over eight years (and the initial ramp-down of the conditional default rate was assumed to occur over 15 months (rather than 12 months as of December 31, 2011) and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $38 million for Alt-A first liens, $5 million for Option ARM, $11 million for subprime and $4 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years, expected loss to be paid would decrease from current projections by approximately $2 million for Alt-A first lien, $1 million for Option ARM, $1 million for subprime and $0.5 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months rather than 12 months as of March 31, 2012), expected loss to be paid would decrease from current projections by approximately $13 million for Alt-A first lien, $2 million for Option ARM, $4 million for subprime and $1 million for prime transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company assumes, the ceding company is in a position to enforce these requirements. The affiliated ceding companies' use internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W. If a provider of R&W refuses to honor its repurchase obligations, the ceding company may choose to initiate litigation. See “–Recovery Litigation” below.

The affiliated ceding companies' success in pursuing R&W claims against a number of counterparties that provided R&W on a loan by loan basis has permitted the ceding companies to pursue reimbursement agreements with R&W providers. Such agreements provide the ceding companies with many of the benefits of pursuing the R&W claims but without the expense and uncertainty of pursuing the R&W claims on a loan by loan basis.

The affiliated ceding companies' have reached agreements with a number of R&W providers regarding their liabilities to the affiliated ceding companies' relating to reimbursement for breaches of R&W and other matters. Through March 31, 2013 the affiliated ceding companies' have received $1.7 billion (gross of reinsurance) pursuant to these agreements.

In consideration of payments, repurchases of mortgage loans and / or agreements to reimburse the affiliated ceding companies' in the future, the affiliated ceding companies' agreed to (among other things) release its claims for the repurchase of mortgage loans underlying the relevant transactions, so, except to the extent of future reimbursements pursuant to the relevant agreement, the affiliated ceding companies' retain at least a portion of the risk of future losses in the covered transactions. Importantly, a number of the agreements provide for future loss sharing payments, which are generally dependent on the future performance of the relevant transactions.

On May 6, 2013, AGL, AGM and AGC entered into an agreement (the "UBS Agreement") with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving Assured Guaranty's claims related to specified residential mortgage-backed securities ("RMBS") transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Under the UBS Agreement, AGM received a cash payment of $358 million and UBS agreed to reimburse AGM for 85% of future losses on the MASTR Adjustable Rate Mortgages Trust 2006-OA2, MASTR Adjustable Rate Mortgages Trust 2007-1 and MASTR Adjustable Rate Mortgages Trust 2007-3 first lien RMBS transactions under a collateralized loss-sharing reinsurance agreement; that reinsurance arrangement is expected to be put in place by the third quarter of 2013. As of April 30, 2013, the aggregate par outstanding on these transactions was approximately $276.7 million. AGM had filed a lawsuit against UBS in the United States District Court for the Southern District of New York in respect of these transactions, alleging breaches of representations and warranties in respect of the underlying loans in the transactions. The UBS Agreement resolves all RMBS claims that Assured Guaranty has asserted against UBS in connection with these transactions, and also resolves the lawsuit AGM filed against UBS Securities LLC, as underwriter of the IndyMac IMSC Mortgage Loan Trust, Series 2007-HOA-1a first lien transaction, as well as potential Assured Guaranty claims on certain other UBS RMBS transactions not in litigation. The effect of this agreement on economic loss development in the U.S. RMBS sector was a favorable $1 million in the First Quarter of 2013.

In the fourth quarter of 2012, AGM reached an agreement (“2012 Repurchase Agreement”) with another R&W provider in an RMBS securitization to repurchase underlying loans in that transaction. The application of that payment to the flow of funds by the securities administrator resulted in (a) the pay off of the insured securities, (b) a payment to AGM and (c) the right of AGM to reimbursement from the cash flow from the mortgage loans still outstanding from the securitization. AGM's remaining projected R&W benefit on this transaction is based on the cash flow it projects receiving from those mortgage loans. As of March 31, 2013 it is projecting a benefit (net of reinsurance) of $51 million. The Company's portion of the R&W benefit on this transaction as of March 31, 2013 was $0.5 million.

On May 8, 2012, Assured Guaranty reached an agreement (“Deutsche Bank Agreement”) with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”) regarding their liabilities relating to eight first and second lien transactions (“DB Covered Transactions”). As of March 31, 2013, AG Re's assumed portion of the par outstanding for the DB Covered Transactions is $53 million.

•
Under the Deutsche Bank Agreement, Deutsche Bank agreed (in addition to making payments since received by the Company and other consideration) to reimburse Assured Guaranty for 80% of claims Assured Guaranty pays in the future on the DB Covered Transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of March 31, 2013, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. The Deutsche Agreement further requires Deutsche Bank to reimburse Assured Guaranty for 85% of the claims Assured Guaranty pays in the future on DB Covered Transactions to the extent aggregate lifetime claims (before reimbursement) are between $389 million and $600 million. Deutsche Bank is not required to reimburse Assured Guaranty for claims Assured Guaranty pays between the lifetime aggregates of $319 million and $389 million or to the extent they exceed $600 million.

•
The Deutsche Bank Agreement also requires Deutsche Bank to reimburse Assured Guaranty for future claims it pays on certain RMBS re-securitizations that include uninsured tranches (“Uninsured Tranches”) of the three DB Covered Transactions. Deutsche Bank is obligated to reimburse Assured Guaranty under the re-securitization transactions in an amount calculated as a percent of the losses in the Uninsured Tranches. That percent is 60% of losses up to $141 million and then from $161 million to $185 million, and 100% from $185 million to $248 million. There is no reimbursement from $141 million to $161 million and above $248 million. As of March 31, 2013, Assured Guaranty was projecting in its base case that such losses would be $146 million.

•
Deutsche Bank was required to place eligible assets in trust to collateralize its reimbursement obligation, and the amount it is required to post may be increased or decreased from time to time as determined by rating agency requirements. As of March 31, 2013 Deutsche Bank had placed $274 million of eligible assets in this trust account which, based on Assured Guaranty's projections, is sufficient to collateralize Deutsche Bank's obligations under the Deutsche Bank Agreement. Reimbursement payments are made quarterly and have been made timely.

•
Except for the reimbursement obligation relating to the Uninsured Tranches, the Deutsche Bank Agreement does not include transactions where the Company has provided protection to Deutsche Bank on RMBS transaction in CDS form.

On April 14, 2011, AGL, AGC and AGM reached an agreement ("Bank of America Agreement") with Bank of America Corporation and certain of its subsidiaries (collectively, “Bank of America”) regarding their liabilities relating to first lien and second lien transactions. As of March 31, 2013, an aggregate of $3.3 billion gross ($3.1 billion net of reinsurance) was outstanding under those transactions for Assured Guaranty. The Company's assumed portion of the transactions covered by the Bank of America Agreement have a gross and net par outstanding of $315 million as of March 31, 2013. Under the Bank of America Agreement, Bank of America agreed (in addition to making payments since received by the affiliated ceding companies and other consideration) to reimburse the affiliated ceding companies for 80% of claims on the 21 first lien transactions the affiliated ceding companies pay in the future until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of March 31, 2013 aggregate lifetime collateral losses on those 21 transactions was $3.3 billion, and the affiliated ceding companies was projecting in its base case that such collateral losses would eventually reach $5.1 billion. Bank of America was required to place eligible assets in trust to collateralize its reimbursement obligation under the Bank of America Agreement, and the amount it is required to post may be increased or decreased from time to time as determined by rating agency requirements. As of March 31, 2013, Bank of America had placed $749 million of eligible assets in this trust account which, based on the affiliated ceding companies' projections, should be sufficient to collateralize Bank of America's obligations under the Bank of America Agreement. Reimbursement payments are made monthly and have been made timely. Bank of America is not required to make any future reimbursements with respect to the second lien transactions covered by the Bank of America Agreement.

The Company uses the same RMBS projection scenarios and weightings to project the future benefit from the four settlement agreement described above as it uses to project RMBS losses on its portfolio. The Company accounts for the remaining loss sharing obligations under the Bank of America and Deutsche Bank Agreements as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. To the extent the Company increases its loss projections, the R&W benefit under the Bank of America, Deutsche Bank and UBS Agreements will (subject to the limits described) also increase, but the projected cash flow from the 2012 Repurchase Agreement will decrease.

Finally, based on its experience to date, the Company calculated an expected recovery from breaches of R&W in transactions not covered by agreements or judgments. The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company's estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future.

The Company has included in its net expected loss estimates as of March 31, 2013 an estimated net benefit from loan repurchases related to breaches of R&W of $83 million, which includes $31 million from agreements with and judgments against R&W providers and $52 million in transactions where the affiliated ceding companies do not yet have such an agreement or judgment. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company’s exposure. See “Recovery Litigation” below for a description of the related legal proceedings the affiliated ceding companies have commenced.

 U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of		Debt Service as of
	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012
	(dollars in millions)
Prime first lien	1	1	$17	$18
Alt-A first lien	28	26	717	736
Option ARM	10	10	74	80
Subprime	4	4	10	10
Closed-end second lien	4	4	11	12
HELOC	7	7	9	9
Total	54	52	$838	$865
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

	First Quarter
	2013	2012
	(in millions)
Inclusion or removal of deals with breaches of R&W during period	$0	$—
Change in recovery assumptions as the result of additional file review and recovery success	0	0
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(2)	2
Results of settlements	1	—
Accretion of discount on balance	0	0
Total	$(1)	$2

The Company assumes that recoveries on second lien transactions that were not subject to the Deutsche Bank Agreement will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on transactions backed by Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions.

“XXX” Life Insurance Transactions

The Company’s $2.1 billion net par of XXX life insurance transactions as of March 31, 2013, include $715 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction, the monies raised by the sale of the bonds reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third‑party investment managers.

The BIG “XXX” life insurance transactions consist of two transactions: Ballantyne Re p.l.c and Orkney Re II p.l.c . These transactions had material amounts of their assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at March 31, 2013, the Company’s projected net expected loss to be paid is $101 million. The overall decrease in expected loss to be paid of approximately $8 million is due primarily to the higher risk free rates used to discount the long dated projected losses in the transactions.

Student Loan Transactions

The Company has reinsured $1.4 billion net par of student loan securitizations, of which $0.8 billion was issued by private issuers and classified as asset‑backed and $0.6 billion was issued by public authorities and classified as public finance. Of these amounts, $195 million and $312 million, respectively, are rated BIG. The Company is projecting approximately $54 million of net expected loss to be paid in these portfolios. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The largest of these losses was approximately $25 million and related to a transaction backed by a pool of private student loans ceded to AG Re by another monoline insurer. The guaranteed bonds were issued as auction rate securities that now bear a high rate of interest due to the downgrade of the primary insurer’s financial strength rating. Further, the underlying loan collateral has performed below expectations. The overall increase of approximately $1 million in net expected loss during First Quarter 2013 is primarily due to moderate collateral underperformance.

Trust Preferred Securities Collateralized Debt Obligations

The Company has reinsured $1.3 billion of net par (69% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS or “TruPS CDOs” and similar debt instruments. Of that amount, $593 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At March 31, 2013, the Company has projected expected losses to be paid for TruPS CDOs of $6 million. The decrease of approximately $1 million in net expected loss during First Quarter 2013 was driven primarily by the increase in risk free rates used for discounting as well as the increased valuation of certain assets in the TruPS pools.

Selected U.S. Public Finance Transactions

U.S. municipalities and related entities have been under increasing pressure over the last few quarters, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. The Company expects that bondholder rights will be enforced. However, given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has reinsured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code are: Jefferson County, Alabama and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

The Company has net assumed exposure to Jefferson County, Alabama of $233 million as of March 31, 2013. On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company’s net Jefferson County exposure relates to $168 million in sewer revenue exposure. The sewer revenue warrants are secured by a pledge of the net revenues of the sewer system.The bankruptcy court has affirmed that the net revenues constitute a “special revenue” under Chapter 9. Therefore, the lien on net revenues of the sewer system survives the bankruptcy filing and such net revenues are not subject to the automatic stay during the pendency of Jefferson County’s bankruptcy case. BNY Mellon, as trustee, had brought a lawsuit regarding the amount of net revenues to which it is entitled. Since its bankruptcy filing, Jefferson County had been withholding estimated bankruptcy-related legal expenses and an amount representing a monthly reserve for future expenditures and depreciation and amortization from the monthly payments it had been making to the trustee from sewer revenues for debt service. On June 29, 2012 the Bankruptcy Court ruled that “Operating Expenses” as determined under the bond indenture do not include (1) a reserve for depreciation, amortization, or future expenditures, or (2) an estimate for professional fees and expenses, such that, after payment of Operating Expenses (as defined in the indenture), monies remaining in the Revenue Account created under the bond indenture must be distributed in accordance with the waterfall set forth in the indenture without withholding any monies for depreciation, amortization, reserves, or estimated expenditures that are the subject of this litigation. Whether sufficient net revenues will be available for the payment of regularly scheduled debt service ultimately depends on the bankruptcy court's valuation of the sewer revenue stream. The Company also has exposure of $31 million to warrants that are payable from Jefferson County's general fund on a "subject to appropriation" basis. In 2012 Jefferson County chose not to make payment under its General Obligation bonds, so the Company has established a projected loss for these warrants as well. The Company’s remaining net exposure of $34 million to Jefferson County relates to obligations that are secured by, or payable from, certain taxes that may have the benefit of a statutory lien or a lien on “special revenues” or other collateral.

On June 28, 2012, the City of Stockton, California filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. The Company's net exposure to Stockton's general fund is $62 million, consisting of pension obligation and lease revenue bonds. As of March 31, 2013, the Company had paid $5 million in net claims.

The Company has $16 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG. The Company has paid $1 million in net claims as of March 31, 2013.

The Company has $87 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for debt service are well below original projections, and under the Company's internal rating scale, the transaction is below investment grade.

The Company has $8 million remaining in net par exposure to bonds secured by the excess free cash flow of the Foxwoods Casino, run by the Mashantucket Pequot Tribe. The Company had paid $10 million in net claims as of March 31, 2013, and expects full recovery of such amount.

The Company projects full or partial recovery on the claims it has already paid on its troubled U.S. public finance credits and that its total future expected net loss from troubled U.S. public finance credits (after projected recoveries of claims already paid) will be $36 million as of March 31, 2013, down from $43 million as of December 31, 2012. This decrease was due primarily to the large claims paid during the quarter on the Jefferson County Sewer and Stockton transactions, both of which the company expects to be largely recovered with high probability as a result of developments in the bankruptcy workouts in each respective situation.

Certain Selected European Country Transactions

The Company reinsures credits with sub-sovereign exposure to various Spanish regions where a Spanish sovereign default causes the regions also to default. The Company's gross and net exposure to these credits is €39 million. During 2012, the Company downgraded most of these exposures to the BB category due to concerns that these regions would not pay under their contractual obligations. The Company's Hungary exposure includes infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross and net exposure to these credits is $83 million of which $73 million is rated below investment grade. The Company estimated net expected losses of $8 million related to these Spanish and Hungarian credits, up from $4 million as of December 31, 2012 largely due to deterioration of its view of Hungary early in 2013. Information regarding the Company's exposure to other Selected European Countries may be found under Note 3, Outstanding Exposure, –Economic Exposure to the Selected European Countries.

Manufactured Housing

The Company reinsures a total of $3 million net par of securities backed by manufactured housing loans, a total of $2 million rated BIG. The Company has expected loss to be paid of $0.1 million as of March 31, 2013 representing no change since December 31, 2012.

Infrastructure Finance

The Company has exposures to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued; the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. Total liabilities for three largest transactions with significant refinancing risk, may amount to as much as $807 million, payable in varying amounts over the next 13 years. Of this liability, as much as approximately $236 million may be payable between 2014 and 2020. These transactions generally involve long-term infrastructure projects that are financed by bonds that mature prior to the expiration of the project concession. While the cash flows from these projects were expected to be sufficient to repay all of the debt over the life of the project concession, in order to pay the principal on the early maturing debt, the Company expected it to be refinanced in the market at or prior to its maturity. Due to market dislocation and increased credit spreads, the Company may have to pay a claim at the maturity of the securities, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments may take a long time and is uncertain. This estimate is based on certain assumptions the Company has made as to the performance of the transactions, including the refinancing of a certain portion of the debt, the payment of certain anticipated contributions, and the Company prevailing in certain litigation proceedings. The claim payments are anticipated to occur substantially between 2014 and 2018, while the recoveries could take from 10-35 years, depending on the transaction and the performance of the underlying collateral.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGM and AGC have lawsuits pending against a number of providers of representations and warranties in U.S. RMBS transactions insured by them, seeking damages. In all the lawsuits, AGM and AGC have alleged breaches of R&W in respect of the underlying loans in the transactions, and failure to cure or repurchase defective loans identified by AGM and AGC to such persons. In addition, in the lawsuit against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), AGM and AGC have alleged breaches of contract in procuring falsely inflated shadow ratings (a condition to the issuance by AGM and AGC of its policies) by providing false and misleading information to the rating agencies:

•
Flagstar: AGM has sued Flagstar Bank, FSB, Flagstar Capital Markets Corporation and Flagstar ABS, LLC (collectively, "Flagstar") in the United States District Court for the Southern District of New York on the Flagstar Home Equity Loan Trust, Series 2005-1 and Series 2006-2 second lien transactions. On February 5, 2013, the court granted judgment in favor of AGM on its claims for breach of contract plus contractual interest and attorneys' fees and costs to be determined. On April 1, 2013, the court issued a final judgment awarding AGM damages of $90.7 million and pre-judgment interest of $15.9 million, for a total of $106.5 million. The court deferred ruling on AGM's requests for attorneys' fees and expenses until the resolution of any appeal by Flagstar of the final judgment. On April 10, 2013, Flagstar filed a notice of appeal indicating that it appeals both the February 5, 2013 order and the April 1, 2013 final judgment.

•
Deutsche Bank: AGM has sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. in the Supreme Court of the State of New York on the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 second lien transaction.

•
J.P. Morgan: AGC has sued JPMorgan Chase & Co.’s affiliate EMC Mortgage LLC, J.P. Morgan Securities Inc. (formerly known as Bear, Stearns & Co. Inc.) and JPMorgan Chase Bank, N.A. in the Supreme Court of the State of New York on the  SACO I Trust 2005-GP1 second lien transaction and EMC Mortgage LLC on the Bear Stearns Asset Backed Securities I Trust 2005-AC5 and Bear Stearns Asset Backed Securities I Trust 2005-AC6 first lien transactions. On April 4, 2013, the Supreme Court of the State of New York ruled that AGC's sole remedy on its breach of contract claims is to compel EMC to repurchase defective loans, but allowed AGC to maintain its contractual reimbursement claim against EMC for its reasonable attorneys' fees and costs incurred in enforcing EMC's obligation to repurchase such loans. The Court also allowed AGC to pursue its repurchase claims against JPMorgan Securities, as an alter ego of EMC and successor to Bear Stearns & Co. As to the remaining claims, the Court (i) permitted AGC to bring a tortious-interference claim against JPMorgan Securities (for instructing its subsidiary EMC to not repurchase defective loans), (ii) dismissed as premature AGC's breach of contract claim against EMC in respect of EMC's transfer of assets to JPMorgan without AGC's consent because AGC has not yet demonstrated actual damage from the breach, (iii) did not address or dismiss AGC's successor liability claim against JPMorgan Chase Bank, and (iv) stated that it would postpone ruling on EMC's motion to dismiss AGC's fraud claim until after the New York appellate court rules on a similar motion in a separate litigation to which AGC is not a party.

•
ResCap: AGM has sued GMAC Mortgage, LLC (formerly GMAC Mortgage Corporation; Residential Asset Mortgage Products, Inc.; Ally Bank (formerly GMAC Bank); Residential Funding Company, LLC (formerly Residential Funding Corporation); Residential Capital, LLC (formerly Residential Capital Corporation, "ResCap"); Ally Financial (formerly GMAC, LLC); and Residential Funding Mortgage Securities II, Inc. in the United States District Court for the Southern District of New York on the GMAC RFC Home Equity Loan-Backed Notes, Series 2006-HSA3 and GMAC Home Equity Loan-Backed Notes, Series 2004-HE3 second lien transactions. On May 14, 2012, ResCap and several of its affiliates (the “Debtors”) filed for Chapter 11 protection with the U.S. Bankruptcy Court. The automatic stay of Bankruptcy Code Section 362 (a) stays lawsuits (such as the suit brought by AGM) against the Debtors and AGM, the Debtors and the non-Debtor affiliates had filed a stipulation with the court agreeing to extend the stay to the non-Debtor affiliates until April 30, 2013; the Debtors have not requested an extension of such stipulation.

•
Credit Suisse: AGM and AGC have sued DLJ and Credit Suisse in the Supreme Court of the State of New York on first lien U.S. RMBS transactions insured by them. The ones insured by AGM are: CSAB Mortgage-Backed Pass Through Certificates, Series 2006-2; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-3; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-4; and CMSC Mortgage-Backed Pass Through Certificates, Series 2007-3. The ones insured by AGC are: CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. On December 6, 2011, DLJ and Credit Suisse filed a motion to dismiss the cause of action asserting breach of the document containing the condition precedent regarding the rating of the securities and claims for recissionary damages and other relief in the complaint, and on October 11, 2012, the Supreme Court of the State of New York granted the motion to dismiss. AGM and AGC intend to appeal the dismissal of certain of its claims. The causes of action against DLJ for breach of R&W and breach of its repurchase obligations remain.

In connection with an agreement that AGL, AGM and AGC entered into with UBS and a third party on May 6, 2013, which resolved all RMBS claims that Assured Guaranty had asserted against UBS Real Estate Securities Inc. in connection with the MASTR Adjustable Rate Mortgages Trust 2006-OA2, MASTR Adjustable Rate Mortgages Trust 2007-1 and MASTR Adjustable Rate Mortgages Trust 2007-3 first lien transactions, AGM agreed to dismiss the lawsuit that it had filed against UBS, alleging breaches of R&W in respect of the underlying loans in the transactions. In addition, pursuant to the agreement, AGM agreed to dismiss the lawsuit that it had filed against UBS Securities LLC, as underwriter, as well as several named and unnamed control persons of IndyMac Bank, FSB and related IndyMac entities, on the IndyMac IMSC Mortgage Loan Trust, Series 2007-HOA-1a first lien transaction (the "HOA1 Transaction"), seeking damages for alleged violations of state securities laws and breach of contract, among other claims.

On March 26, 2013, AGM filed a lawsuit against RBS Securities Inc., RBS Financial Products Inc. and Financial Asset Securities Corp. (collectively, “RBS”) in the United States District Court for the Southern District of New York on the Soundview Home Loan Trust 2007-WMC1 transaction. The complaint alleges that RBS made fraudulent misrepresentations to AGM regarding the quality of the underlying mortgage loans in the transaction and that RBS's misrepresentations induced AGM into issuing a financial guaranty insurance policy in respect of the Class II-A-1 certificates issued in the transaction.

In addition, on August 9, 2012, AGM filed a complaint against OneWest Bank, FSB, the servicer of the mortgage loans underlying the HOA1 Transaction and the IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series 2007-H1 HELOC transaction seeking damages, specific performance and declaratory relief in connection with OneWest failing to properly service the mortgage loans.

“XXX” Life Insurance Transactions

In December 2008, Assured Guaranty (UK) Ltd. (“AGUK”) filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

Public Finance Transactions

In June 2010, AGM sued JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. (together, “JPMorgan”), the underwriter of debt issued by Jefferson County, in the Supreme Court of the State of New York alleging that JPMorgan induced AGM to issue its insurance policies in respect of such debt through material and fraudulent misrepresentations and omissions, including concealing that it had secured its position as underwriter and swap provider through bribes to Jefferson County commissioners and others. In December 2010, the court denied JPMorgan’s motion to dismiss. AGM has filed a motion with the Jefferson County bankruptcy court to confirm that continued prosecution of the lawsuit against JPMorgan will not violate the automatic stay applicable to Jefferson County notwithstanding JPMorgan’s interpleading of Jefferson County into the lawsuit. AGM is continuing its risk remediation efforts for this exposure.

In September 2010, AGM, together with TD Bank, National Association and Manufacturers and Traders Trust Company, as trustees, filed a complaint in the Court of Common Pleas of Dauphin County, Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania, and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by The Harrisburg Authority, alleging, among other claims, breach of contract by both The Harrisburg Authority and The City of Harrisburg, and seeking remedies including an order of mandamus compelling the City to satisfy its obligations on the defaulted bonds and notes and the appointment of a receiver for The Harrisburg Authority. Acting on its own, the City Council of Harrisburg filed a purported bankruptcy petition for the City in October 2011, which petition and a subsequent appeal were dismissed by the bankruptcy court in November 2011. The City Council appealed the dismissal of the appeal and such appeal was dismissed as untimely both by the District Court and the Third Circuit Court of Appeals. As a result of the dismissal, the actions brought by AGM and the trustees against The City of Harrisburg and The Harrisburg Authority are no longer stayed. A receiver for The City of Harrisburg (the “City Receiver”) was appointed by the Commonwealth Court of Pennsylvania in December 2011. The City Receiver filed a motion to intervene in the mandamus action and action for the appointment of a receiver for the resource recovery facility. In March 2012, the Court of Common Pleas of Dauphin County, Pennsylvania issued an order granting the motion for the appointment of a receiver for the resource recovery facility, which order has been appealed by The Harrisburg Authority.

6.	Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable.

Loss and LAE Reserve (Recovery)
Net of Reinsurance and Salvage and Subrogation Recoverable
Insurance Contracts

	As of March 31, 2013			As of December 31, 2012
	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$1	$1	$—	$1
Alt-A first lien	9	—	9	9	—	9
Option ARM	4	4	—	5	5	—
Subprime	4	—	4	4	—	4
Total first lien	18	4	14	19	5	14
Second lien:
Closed-end second lien	4	—	4	3	1	2
HELOC	16	8	8	21	7	14
Total second lien	20	8	12	24	8	16
Total U.S. RMBS	38	12	26	43	13	30
TruPS	—	—	—	0	0	—
Other structured finance	138	—	138	142	—	142
U.S. public finance	39	13	26	46	12	34
Non-U.S. public finance	9	—	9	6	—	6
Total financial guaranty	224	25	199	237	25	212
Other	2	5	(3)	2	5	(3)
Total(1)	$226	$30	$196	$239	$30	$209
_____________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of March 31, 2013	As of December 31, 2012
	(in millions)
Loss and LAE reserve	$227	$240
Reinsurance recoverable on unpaid losses	(1)	(1)
Subtotal	226	239
Salvage and subrogation recoverable	(30)	(30)
Other recoveries (1)	(1)	(1)
Subtotal	(31)	(31)
Total	195	208
Less: other	(3)	(3)
Financial guaranty net reserves (salvage)	$198	$211
___________________

(1)	R&W recoveries recorded in other assets on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W(1)

	As of March 31, 2013	As of December 31, 2012
	(in millions)
Salvage and subrogation recoverable	$10	$10
Loss and LAE reserve	18	20
_____________________

(1)	The remaining benefit for R&W is not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of expected loss to be paid to expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1)  for transactions with a net expected recovery, the addition of claim payments that have been made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have reduced expected loss to be paid), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid
and Net Expected Loss to be Expensed
Insurance Contracts

As of March 31, 2013
(in millions)
Net expected loss to be paid	$224
Salvage and subrogation recoverable, net of reinsurance	25
Loss and LAE reserve, net of reinsurance	(224)
Other recoveries (1)	1
Net expected loss to be expensed	$26
____________________
(1)    R&W recoveries recorded in other assets on the consolidated balance sheet.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. A loss and LAE reserve is only recorded for the amount by which expected loss to be expensed exceeds unearned premium reserve determined on a contract-by-contract basis.

Net Expected Loss to be Expensed
Insurance Contracts

As of March 31, 2013
(in millions)
2013 (April 1 - June 30)	$0
2013 (July 1 - September 30)	0
2013 (October 1–December 31)	1
Subtotal 2013	1
2014	2
2015	1
2016	1
2017	2
2018 - 2022	7
2023 - 2027	5
2028 - 2032	4
After 2032	3
Total present value basis	26
Discount	181
Total future value	$207

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for non-derivative contracts. Amounts presented are net of reinsurance.

Loss and LAE Reported
on the Consolidated Statements of Operations

	First Quarter
	2013	2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$0
Alt-A first lien	—	(1)
Option ARM	2	1
Subprime	1	0
Total first lien	3	0
Second lien:
Closed end second lien	1	0
HELOC	(3)	4
Total second lien	(2)	4
Total U.S. RMBS	1	4
TruPS	—	—
Other structured finance	(3)	(9)
U.S. public finance	(2)	44
Non-U.S. public finance	4	—
Other	—	—
Total loss and LAE	$0	$39

The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
March 31, 2013

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	79	44	110	233
Remaining weighted-average contract period (in years)	14.4	17.7	13.8	14.6
Outstanding exposure:
Principal	$1,831	$541	$1,596	$3,968
Interest	1,326	412	517	2,255
Total	$3,157	$953	$2,113	$6,223
Expected cash outflows (inflows)	$166	$124	$606	$896
Potential recoveries(2)	(157)	(92)	(242)	(491)
Subtotal	9	32	364	405
Discount	(4)	(8)	(169)	(181)
Present value of expected cash flows	$5	$24	$195	$224
Unearned premium reserve	$25	$12	$48	$85
Reserves (salvage) (3)	$(3)	$3	$198	$198

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2012

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	87	40	109	236
Remaining weighted‑average contract period (in years)	13.7	18.8	15.3	14.9
Outstanding exposure:
Principal	$1,861	$378	$1,763	$4,002
Interest	1,214	390	701	2,305
Total	$3,075	$768	$2,464	$6,307
Expected cash outflows(inflows)	$247	$44	$665	$956
Potential recoveries(2)	(246)	(9)	(287)	(542)
Subtotal	1	35	378	414
Discount	2	(13)	(162)	(173)
Present value of expected cash flows	$3	$22	$216	$241
Unearned premium reserve	$19	$8	$51	$78
Reserves (salvage) (3)	$(6)	$18	$199	$211
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(3)	See table “Components of net reserves (salvage).”

7.	Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During First Quarter 2013, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, Level 2 and Level 3.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur. The vast majority of fixed maturities are classified as Level 2.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At March 31, 2013, the Company used model processes to price four fixed maturity securities, which was 1.5% or $34 million of the Company’s fixed maturity securities and short-term investments at fair value. Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); house price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of assumed CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The affiliated ceding companies do not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts.

Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts assumed by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the affiliated ceding companies to exit their contracts. Management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining net premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Consistent with the previous several quarters, market conditions at March 31, 2013 were such that market prices of the Company’s CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions.

Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the the perceived creditworthiness and ratings of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts.

•	How gross spread is calculated.

•	The allocation of gross spread among:

1.	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

2.	premiums paid to the affiliated ceding company for the credit protection provided (“net spread”); and,

3.	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding companies (“hedge cost”).

•	The weighted average life which is based on expected remaining contractual cash flows and Debt Service schedules.

•	The rates used to discount future expected premium cash flows.

The expected future premium cash flows for the affiliated ceding companies credit derivatives were discounted at rates ranging from 0.24% to 3.00% at March 31, 2013, and 0.21% to 2.81% at December 31, 2012.

Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the affiliated ceding company to transfer its risk at the reporting date.

The affiliated ceding companies obtain gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions) as well as collateral‑specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market‑based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type

	As of March 31, 2013	As of December 31, 2012
Based on actual collateral specific spreads	10%	10%
Based on market indices	67%	68%
Provided by the CDS counterparty	23%	22%
Total	100%	100%

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The interpolation of a curve is based on the historical relationship between the premium received when a credit derivative is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross‑referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its deals. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 31% as of March 31, 2013 and approximately 65% as of December 31, 2012 of our CDS contracts are fair valued using the minimum premium. The change period over period is driven by AGM's and AGC's credit spreads narrowing to levels not seen since 2008. As a result of this, the cost to hedge AGC's and AGM's names has declined significantly causing more transactions to price above previously established floor levels. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection. For the portion of risk on each credit derivative contract that is ceded to its reinsurers, including cessions to the Company, the affiliated ceding company makes an adjustment to the fair value for any additional credit risk associated with the reinsurers. In the case of the Company, the affiliated ceding companies have adjusted the cession of the fair value of credit derivatives for the Company's lower rating. The Company's fair value of credit derivatives on assumed business from affiliated ceding companies includes the adjustment, or "haircut", for the Company's perceived higher credit risk and lower Moody's rating.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the Company’s contracts’ contractual terms typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the affiliated ceding companies’ own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The premium received per annum (in bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company’s name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.

In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding London Interbank Offered Rate ("LIBOR") over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At March 31, 2013 and December 31, 2012, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

As of March 31, 2013 these contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and of amount of protection purchased on AGC or AGM's name.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of March 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$255	$—	$255	$—
Obligations of state and political subdivisions	231	—	231	—
Corporate securities	582	—	582	—
Mortgage-backed securities:
RMBS	727	—	726	1
Commercial mortgage-backed security ("CMBS")	326	—	326	—
Asset-backed securities	96	—	63	33
Foreign government securities	10	—	10	—
Total fixed maturity securities	2,227	—	2,193	34
Short-term investments	78	69	9	—
Credit derivative assets	14	—	—	14
Total assets carried at fair value	$2,319	$69	$2,202	$48
Liabilities:
Credit derivative liabilities	$490	$—	$—	$490
Total liabilities carried at fair value	$490	$—	$—	$490

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$205	$—	$205	$—
Obligations of state and political subdivisions	216	—	216	—
Corporate securities	591	—	591	—
Mortgage-backed securities:
RMBS	741	—	739	2
CMBS	333	—	333	—
Asset-backed securities	95	—	65	30
Foreign government securities	10	—	10	—
Total fixed maturity securities	2,191	—	2,159	32
Short-term investments	169	69	100	—
Credit derivative assets	9	—	—	9
Total assets carried at fair value	$2,369	$69	$2,259	$41
Liabilities:
Credit derivative liabilities	$389	$—	$—	$389
Total liabilities carried at fair value	$389	$—	$—	$389

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during First Quarter 2013 and 2012.

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2013

	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value at December 31, 2012	$2		$30		$(380)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	0	(2)	1	(2)	(103)	(4)
Other comprehensive income (loss)	0		2		—
Settlements	(1)		0		7
Fair value at March 31, 2013	$1		$33		$(476)
Change in unrealized gains/(losses) related to financial instruments held at March 31, 2013	$0		$2		$(111)

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2012

	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value at December 31, 2011	$4		$17		$(260)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1	(2)	1	(2)	(136)	(4)
Other comprehensive income (loss)	(1)		3		—
Settlements	(1)		0		3
Fair value at March 31, 2012	$3		$21		$(393)
Change in unrealized gains/(losses) related to financial instruments held at March 31, 2012	$(1)		$3		$(132)
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At March 31, 2013

Financial Instrument Description	Fair Value at March 31, 2013 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
RMBS	$1	Discounted	CPR	1.9%	-	3.3%
		cash flow	CDR	4.4%	-	9.8%
			Severity	50.5%	-	64.5%
			Yield	3.1%	-	8.4%

Asset-backed securities	33	Discounted	Yield	12.0%
		cash flow
Liabilities:
Credit derivative liabilities, net	(476)	Discounted	Year 1 loss estimates	0.0%	-	68.0%
		cash flow	Hedge cost (in bps)	14.8	-	397.5
			Bank profit (in bps)	3.8	-	1,336.5
			Internal floor (in bps)	7.0	-	30.0
			Internal credit rating	AAA	-	BIG

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2012

Financial Instrument Description	Fair Value at December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
RMBS	$2	Discounted	CPR	1.9%	-	3.3%
		cash flow	CDR	4.4%	-	10.4%
			Severity	48.1%	-	67.1%
			Yield	5.0%	-	12.8%

Asset-backed securities	30	Discounted	Yield	12.5%
		cash flow
Liabilities:
Credit derivative liabilities, net	(380)	Discounted	Year 1 loss estimates	0.0%	-	58.7%
		cash flow	Hedge cost (in bps)	67.5	-	678.4
			Bank profit (in bps)	3.8	-	1,312.9
			Internal floor (in bps)	7.0	-	30.0
			Internal credit rating	AAA	-	BIG

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of March 31, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,227	$2,227	$2,191	$2,191
Short-term investments	78	78	169	169
Loan receivable from affiliate	90	90	90	90
Credit derivative assets	14	14	9	9
Other assets	17	17	16	16
Liabilities:
Financial guaranty insurance contracts(1)	1,112	2,478	1,145	3,220
Credit derivative liabilities	490	490	389	389
Other liabilities	4	4	16	16
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

8.	Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company's affiliated ceding companies ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the control rights with respect to a reference obligation under a credit derivative may be more limited than a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the affiliated ceding companies or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company or the affiliated ceding companies may be required to make a termination payment to its swap counterparty upon such termination. Neither the Company nor the affiliated ceding companies may unilaterally terminate a CDS contract; however, the affiliated ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 6.6 years at March 31, 2013 and December 31, 2012. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of March 31, 2013		As of December 31, 2012
	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations (“CLOs”)/ Collateralized bond obligations (“CBOs”)	$2,567	AAA	$2,931	AAA
Synthetic investment grade pooled corporate	145	AAA	149	AAA
TruPS	924	BB	957	BB
Market value CDOs of corporate obligations	535	AAA	519	AAA
Total pooled corporate obligations	4,171	AA+	4,556	AA+
U.S. RMBS:
Option ARM and Alt-A First Lien	756	B	785	B+
Subprime First lien	681	AA	709	AA-
Prime first lien	53	B	55	B
Closed end second lien and HELOCs	3	A-	3	A
Total U.S. RMBS	1,493	BBB	1,552	BBB
Commercial mortgage‑backed securities	762	AAA	783	AAA
Other	2,963	A	3,126	A
Assumed from affiliates	9,389	AA-	10,017	AA-
Assumed from third parties	122	A+	125	A+
Direct	14	BB	15	BB-
Total	$9,525	AA-	$10,157	AA-

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.3 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels at origination. The remaining $1.7 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $153 million is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of March 31, 2013		As of December 31, 2012
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$1,667	17.5%	$1,794	17.7%
AAA	3,047	32.0	3,313	32.6
AA	1,038	10.9	893	8.8
A	1,321	13.9	1,627	16.0
BBB	1,085	11.3	1,089	10.7
BIG	1,367	14.4	1,441	14.2
Total credit derivative net par outstanding	$9,525	100.0%	$10,157	100.0%

Credit Derivative
U.S. Residential Mortgage‑Backed Securities

	As of March 31, 2013		First Quarter 2013
Vintage	Net Par Outstanding (in millions)	Weighted Average Credit Rating	Net Change in Unrealized Gain (Loss) (in million)

2004 and Prior	$17	BBB	$—
2005	392	AA+	(4)
2006	343	AA-	(9)
2007	741	B-	(78)
Total	$1,493	BBB	$(91)

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	First Quarter
	2013	2012
	(in millions)
Net credit derivative premiums received and receivable	$3	$6
Net ceding commissions (paid and payable) received and receivable	(1)	(2)
Realized gains on credit derivatives	2	4
Net credit derivative losses (paid and payable) recovered and recoverable	6	(8)
Total realized gains (losses) and other settlements on credit derivatives	8	(4)
Net unrealized gains (losses) on credit derivatives	(111)	(132)
Net change in fair value of credit derivatives	$(103)	$(136)

Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, notional amounts, credit ratings of the referenced entities, expected terms, realized gains (losses) and other settlements, and the issuing company’s own credit rating, credit spreads, and other market factors. Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 5), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives
By Sector

	First Quarter
	2013	2012
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
CLOs/CBOs	$(5)	$1
TruPS	(7)	(3)
Market value CDOs of corporate obligations	(2)	—
Total pooled corporate obligations	(14)	(2)
U.S. RMBS:
Option ARM and Alt-A first lien	(71)	(113)
Subprime first lien	(8)	(1)
Prime first lien	(12)	(12)
Closed end second lien and HELOCS	0	0
Total U.S. RMBS	(91)	(126)
Commercial mortgage‑backed securities	(1)	0
Other	(5)	(4)
Total assumed from affiliates	(111)	(132)
Assumed from third parties	0	0
Direct	0	0
Total	$(111)	$(132)

During First Quarter 2013, unrealized fair value losses were generated primarily in the U.S. RMBS sectors, as well as pooled corporate obligations and TruPS, due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased significantly during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased. As indicated below, the credit spreads of both the 5 Year and 1 Year CDS spread on AGC decreased significantly in First Quarter 2013. To calculate the fair value of the CDS contracts, the Company matches the tenor of the CDS contracts in the Company's portfolio to the tenor of the CDS spread purchased in AGC's name.

During First Quarter 2012, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, and Option ARM RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.

Five Year AGC Credit Spread

	As of March 31, 2013	As of December 31, 2012	As of December 31, 2011
	(in millions)
Quoted price of CDS contract on AGC (in basis points):	397	678	1,140

One-Year CDS Spread on AGC

	As of March 31, 2013	As of December 31, 2012	As of December 31, 2011
Quoted price of CDS contract on AGC (in basis points):	59	270	965

Components of Credit Derivative Assets (Liabilities)

	As of March 31, 2013	As of December 31, 2012
	(in millions)
Credit derivative assets	$14	$9
Credit derivative liabilities	(490)	(389)
Net fair value of credit derivatives	$(476)	$(380)

	As of March 31, 2013	As of December 31, 2012
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(917)	$(1,047)
Plus: Effect of Company credit spread	441	667
Net fair value of credit derivatives	$(476)	$(380)

The fair value of CDS contracts at March 31, 2013 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred and pooled corporate securities. Comparing March 31, 2013 with December 31, 2012, there was a narrowing of spreads primarily related to Alt-A first lien, Option ARM, and subprime RMBS transactions. This narrowing of spreads resulted in a gain of approximately $130 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread is due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, Trust-Preferred CDO, and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries(1)
Asset Type	As of March 31, 2013	As of December 31, 2012	As of March 31, 2013	As of December 31, 2012
	(in millions)
Pooled corporate obligations:
CLOs/CBOs	$(5)	$1	$—	$—
Synthetic investment grade pooled corporate	0	0	—	—
TruPS CDOs	(11)	(4)	(3)	(4)
Market value CDOs of corporate obligations	(2)	0	—	—
Total pooled corporate obligations	(18)	(3)	(3)	(4)
U.S. RMBS:
Option ARM and Alt-A first lien	(318)	(247)	(17)	(19)
Prime first lien	(26)	(15)	(1)	—
Subprime first lien	(16)	(8)	(12)	(11)
Total U.S. RMBS	(360)	(270)	(30)	(30)
CMBS	(1)	(1)	—	—
Other	(97)	(106)	(5)	(14)
Total	$(476)	$(380)	$(38)	$(48)
____________________

(1)
Represents amount in excess of the present value of future installment fees to be received of $19 million as of March 31, 2013 and $9 million as of December 31, 2012. Includes R&W on credit derivatives of $54 million as of March 31, 2013 and $56 million as of December 31, 2012.

Ratings Sensitivities of Credit Derivative Contracts

Some of the CDS of the Company's affiliated ceding companies have rating triggers that allow certain CDS counterparties to terminate in the case of downgrades. If certain of the credit derivative contracts were terminated, either (i) the affiliated ceding company could be required to make a termination payment on its own CDS, as determined under the relevant documentation or (ii) the Company, as reinsurer, could be required to make a termination payment on behalf of its affiliated ceding company if such ceding company fails to make a required termination payment under its CDS. As of March 31, 2013, if AGC’s financial strength ratings were downgraded to BB+ or Ba1, $396 million in par reinsured by the Company could be terminated by two counterparties.

Under AGRO's CDS contracts, it may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. For CDS contracts with one counterparty, this requirement is based on fair value assessments, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGRO's ratings decline. As of March 31, 2013, AGRO had posted approximately $0.5 million of collateral in respect of approximately $14 million of par insured. AGRO may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of March 31, 2013

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(995)	$(519)
50% widening in spreads	(735)	(259)
25% widening in spreads	(606)	(130)
10% widening in spreads	(528)	(52)
Base Scenario	(476)	—
10% narrowing in spreads	(429)	47
25% narrowing in spreads	(358)	118
50% narrowing in spreads	(241)	235
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and affiliated ceding companies credit spreads.

9.	Investments and Cash

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Net investment income decreased due to lower reinvestment yields, lower overall invested asset balance and reduced income on loss mitigation bonds. Accrued investment income on fixed maturity and short-term investments was $14 million as of March 31, 2013 and December 31, 2012.

Net Investment Income

	First Quarter
	2013	2012
	(in millions)
Income from fixed maturity securities	$20	$23
Income from short-term investments	0	0
Interest income from loan receivable from affiliate	1	—
Gross investment income	21	23
Investment expenses	(1)	(1)
Net investment income	$20	$22

Net Realized Investment Gains (Losses)

	First Quarter
	2013	2012
	(in millions)
Realized gains on investment portfolio	$2	$2
Realized losses on investment portfolio	0	0
Other-than-temporary impairment ("OTTI") (1)	0	0
Net realized investment gains (losses)	$2	$2
____________________

(1)	Substantially all amounts relate to the credit component of OTTI securities as opposed to OTTI due to intent to sell.

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income.

Roll Forward of Credit Losses in the Investment Portfolio

	First Quarter
	2013	2012
	(in millions)
Balance, beginning of period	$13	$12
Additions for credit losses on securities for which an OTTI was not previously recognized	0	—
Balance, end of period	$13	$12

Fixed Maturity Securities and Short Term Investments
by Security Type
As of March 31, 2013

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	10%	$225	$30	$0	$255	$—	AA+
Obligations of state and political subdivisions	10	208	23	0	231	1	AA
Corporate securities	25	536	47	(1)	582	0	A+
Mortgage‑backed securities(4):
RMBS	32	693	36	(1)	728	0	AA+
CMBS	14	306	20	0	326	—	AAA
Asset‑backed securities	5	97	4	(6)	95	0	BBB+
Foreign government securities	0	10	0	—	10	—	AA-
Total fixed maturity securities	96	2,075	160	(8)	2,227	1	AA
Short-term investments	4	78	0	—	78	—	AAA
Total investment portfolio	100%	$2,153	$160	$(8)	$2,305	$1	AA

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2012

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	8%	$174	$31	$0	$205	$—	AA+
Obligations of state and political subdivisions	9	192	24	0	216	1	AA
Corporate securities	25	540	51	0	591	0	A+
Mortgage‑backed securities(4):
RMBS	32	700	42	(1)	741	—	AA+
CMBS	14	309	24	0	333	—	AAA
Asset‑backed securities	4	98	4	(7)	95	0	A-
Foreign government securities	0	10	0	—	10	—	AA-
Total fixed maturity securities	92	2,023	176	(8)	2,191	1	AA
Short-term investments	8	169	0	—	169	—	AAA
Total investment portfolio	100%	$2,192	$176	$(8)	$2,360	$1	AA
____________________

(1)	Based on amortized cost.

(2)	Accumulated Other Comprehensive Income ("AOCI").

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 72% of mortgage backed securities as of March 31, 2013 and 72% as of December 31, 2012 based on fair value.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of March 31, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$29	$0	$—	$—	$29	$0
Obligations of state and political subdivisions	32	0	—	—	32	0
Corporate securities	30	(1)	—	—	30	(1)
Mortgage‑backed securities
RMBS	70	(1)	3	0	73	(1)
CMBS	15	0	—	—	15	0
Asset‑backed securities	4	0	28	(6)	32	(6)
Total	$180	$(2)	$31	$(6)	$211	$(8)
Number of securities		38		2		40
Number of securities with OTTI		—		—		—

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2012

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$14	$0	$—	$—	$14	$0
Obligations of state and political subdivisions	27	0	—	—	27	0
Corporate securities	6	0	—	—	6	0
Mortgage‑backed securities
RMBS	26	(1)	11	0	37	(1)
CMBS	5	0	—	—	5	0
Asset‑backed securities	—	—	26	(7)	26	(7)
Total	$78	$(1)	$37	$(7)	$115	$(8)
Number of securities		20		3		23
Number of securities with OTTI		—		—		—

Of the securities in an unrealized loss position for 12 months or more as of March 31, 2013, one security had unrealized losses greater than 10% of book value. The total unrealized loss for this security as of March 31, 2013 was $6 million. The Company has determined that the unrealized losses recorded as of March 31, 2013 are yield related and not the result of other-than-temporary impairments.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of March 31, 2013 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of March 31, 2013

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$24	$24
Due after one year through five years	293	313
Due after five years through 10 years	435	481
Due after 10 years	324	355
Mortgage‑backed securities:
RMBS	693	728
CMBS	306	326
Total	$2,075	$2,227

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts for the benefit of reinsured companies which amounted to $1,847 million and $1,909 million as of March 31, 2013 and December 31, 2012, respectively.

Under certain derivative contracts, the Company is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on fair value assessments in excess of contractual thresholds. The fair value of the Company’s pledged securities totaled $1 million as of March 31, 2013 and December 31, 2012, respectively.

No material investments of the Company were non-income producing for year ended March 31, 2013 and December 31, 2012, respectively.

10.	Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

As of March 31, 2013, AG Re had unencumbered assets of $210 million, representing assets not held in trust for the benefit of cedants and therefore available for other uses. Based on regulatory capital requirements AG Re currently has $617 million of excess capital and surplus. AG Re, as a Class 3B insurer, is restricted from distributing capital or paying dividends by the following regulatory requirements:

•	Dividends shall not exceed outstanding statutory surplus or $440 million.

•
Dividends on annual basis shall not exceed 25% of its total statutory capital and surplus (as set out in its previous years' financial statements) or $321 million, unless it files (at least seven days before payment of such dividends) with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins.

•
Capital distributions on an annual basis shall not exceed 15% of its total statutory capital (as set out in its previous years' financial statements) or $127 million, unless approval is granted by the Bermuda Monetary Authority.

•
Dividends are limited by requirements that the subject company must at all times (i) maintain the minimum solvency margin and the Company's applicable enhanced capital requirements required under the Insurance Act of 1978 and (ii) have relevant assets in an amount at least equal to 75% of relevant liabilities, both as defined under the Insurance Act of 1978.

Dividends Paid

	First Quarter
	2013	2012
	(in millions)
Dividends paid by AG Re to AGL	$40	$30

11.	Income Taxes

Provision for Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO, AGMIC and AG Intermediary Inc. have historically filed a consolidated federal income tax return. AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company, as a member of its respective consolidated tax return group, will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

The effective tax rates reflect the proportion of income recognized by each of the Company’s operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 35%.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

12.	Reinsurance and Other Monoline Exposures

The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, based on AG Re's current ratings and subject to the terms of each reinsurance agreement, the ceding company may have the right to recapture Assumed Business ceded to AG Re and in most cases, assets representing the statutory unearned premium (net of ceding commissions) and loss reserves (if any), plus in certain cases an additional ceding commission, associated with that business.

As of March 31, 2013, AG Re had posted $323 million of collateral in trust accounts for the benefit of third party ceding companies and $1,038 million for the benefit of the affiliated companies, to secure its obligations under its reinsurance agreements, excluding contingency reserves. On February 14, 2013, AG Re posted an additional $27 million of collateral due to the January 2013 downgrade by Moody's of its financial strength rating to Baa1. At March 31, 2013, the amount of additional ceding commission for AG Re was $8 million.

The Company ceded a de minimis amount of business to non-affiliated companies to limit its exposure to risk. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.
Effect of Reinsurance on Statement of Operations

	First Quarter
	2013	2012
	(in millions)
Premiums Written
Direct	$0	$4
Assumed	5	23
Net	$5	$27
Premiums Earned
Direct	$2	$2
Assumed	47	32
Net	$49	$34
Loss and LAE
Assumed	$0	$39
Net	$0	$39

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At March 31, 2013, based on fair value, the Company had $3 million of fixed maturity securities in its investment portfolio insured by National Public Finance Guarantee Corporation and $1 million insured by Ambac Assurance Corporation ("Ambac").

Exposure by Reinsurer

	Ratings as of May 29, 2013		Par Outstanding as of March 31, 2013
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to- Pay Insured Par Outstanding	Assumed Par Outstanding (1)
	(dollars in millions)
Affiliated Companies	(2)	(2)	$—	$592	$97,956
Non-Affiliated companies:
Ambac	WR(3)	WR	—	1,633	18,849
MBIA Inc.	(4)	(4)	—	1,513	4,170
Financial Guaranty Insurance Company	WR	WR	—	768	1,575
Syncora Guarantee Inc.	WR	WR	—	541	146
CIFG Assurance North America Inc.	WR	WR	—	27	128
Radian Asset Assurance Inc.	Ba1	B+	—	2	—
Other	Various	Various	38	1,076	46
Total			$38	$6,152	$122,870
____________________

(1)	Includes $9,511 million in assumed par outstanding related to insured credit derivatives.

(2)	The affiliates of AG Re are AGC rated A3 (stable) by Moody's and AA- (stable) by S&P, and AGM rated A2 (stable) by Moody’s and AA- (stable) by S&P.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA Inc. includes various subsidiaries which are rated A and B by S&P and Baa1, B1, B3, WR and NR by Moody’s.

Amounts Due (To) From Reinsurers
As of March 31, 2013

	Assumed Premium, net of Commissions	Assumed Expected Loss and LAE
	(in millions)
Affiliated companies	$135	$(203)
Non-Affiliated companies:
Ambac	69	(63)
MBIA Inc.	—	(2)
Financial Guaranty Insurance Company	8	(13)
Total	$212	$(281)

13.	Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company or one of its affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or one of its affiliated ceding companies in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, certain of the Company’s affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 5, Expected Loss to be Paid "Recovery Litigation", as of the date of this filing, AGC and AGM have filed complaints against certain sponsors and underwriters of RMBS securities that AGC or AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the affiliated ceding company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company and its affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time.

In August 2008, a number of financial institutions and other parties, including AGM and other bond insurers, were named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County’s problems meeting its sewer debt obligations: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00, a putative class action. The action was brought on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleges conspiracy and fraud in connection with the issuance of the County’s debt. The complaint in this lawsuit seeks equitable relief, unspecified monetary damages, interest, attorneys’ fees and other costs. On January, 13, 2011, the circuit court issued an order denying a motion by the bond insurers and other defendants to dismiss the action. Defendants, including the bond insurers, have petitioned the Alabama Supreme Court for a writ of mandamus to the circuit court vacating such order and directing the dismissal with prejudice of plaintiffs’ claims for lack of standing. On January 23, 2012, the Alabama Supreme Court entered a stay pending the resolution of the Jefferson County bankruptcy. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from this lawsuit.

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco. Since that time, plaintiffs’ counsel has filed amended complaints against AGM and AGC and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGM and AGC, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Los Angeles Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton; (g) County of Alameda; (h) Contra Costa County; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (l) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; (v) The Redevelopment Agency of the City of Stockton; (w) The Public Financing Authority of the City of Stockton; and (x) The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed as to AGM and AGC. These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer’s financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants’ demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of

California’s antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP (“Strategic Lawsuit Against Public Participation”) motion to strike the complaints under California’s Code of Civil Procedure. On May 1, 2012, the court ruled in favor of the bond insurer defendants on the first prong of the anti-SLAPP motion as to the causes of action arising from the alleged conspiracy, but denied the motion as to those causes of action based on transaction specific representations and omissions about the bond insurer defendants’ credit ratings and financial health. The court held hearings on the second prong of the anti-SLAPP motion on March 21, 2013 and April 22, 2013.  At the March 21, 2013 hearing, the court issued an oral ruling that, under the second prong of the anti-SLAPP motion, there has been no showing of an antitrust act claim against the defendants.  At the April 22, 2013 hearing the court issued another oral ruling that, under the second prong of the anti-SLAPP motion, plaintiffs had offered sufficient evidence of a claim under California's Unfair Competition Law and denied defendants' motion to strike. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On April 8, 2011, AG Re and its affiliate AGC filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac’s disputes with AG Re and AGC concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AG Re and AGC pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AG Re and AGC that it has and intends to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AG Re and AGC, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AG Re and AGC have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner, as Rehabilitator of Ambac’s segregated account, and for Ambac filed a motion with Lafayette County, Wisconsin, Circuit Court Judge William Johnston, asking him to find AG Re and AGC to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac’s payments in the form of surplus notes. On June 14, 2011, Judge Johnston issued an order granting the Rehabilitator’s and Ambac’s motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re have appealed Judge Johnston’s order to the Wisconsin Court of Appeals.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. With respect to the 28 credit derivative transactions, AGFP calculated that LBIE owes AGFP approximately $25 million, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. The decision is subject to appeal. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against the Company's affiliates Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF seek to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. AGM believes the terminations of the CDS and the calculation of the termination payment amounts were consistent with the terms of the ISDA master agreements between the parties. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

14.	Credit Facility

Limited Recourse Credit Facility

On July 31, 2007, AG Re entered into a limited recourse credit facility (“AG Re Credit Facility”) with a syndicate of banks which provides up to $200 million for the payment of losses in respect of the covered portfolio. The facility was intended to be utilized after AG Re had incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $260 million or the average annual Debt Service of the covered portfolio multiplied by 4.5%. The obligation to repay loans under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. Effective March 5, 2013, the AG Re Credit Facility was terminated.

15.	Other Comprehensive Income

The following tables present the changes in the balances of each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$160	$1	$161
Other comprehensive income before reclassifications	(13)	0	(13)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(2)	0	(2)
Tax (provision) benefit	0	—	0
Total amounts reclassified from AOCI, net of tax	(2)	0	(2)
Net current period other comprehensive income	(15)	0	(15)
Balance, March 31, 2013	$145	$1	$146

First Quarter 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$122	$5	$127
Other comprehensive income (loss)	6	0	6
Balance, March 31, 2012	$128	$5	$133